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                           EXHIBIT 12
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HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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All dollar amounts are stated in millions.
Nine months ended September 30                     1997       1996
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
Net income                                     $  469.0   $  375.0
Income taxes                                      247.2      198.5
                                               --------   --------
Income before income taxes                        716.2      573.5
                                               --------   --------
Fixed charges:
  Interest expense <F1>                         1,121.5    1,124.7
  Interest portion of rentals <F2>                 20.7       21.3
                                               --------   --------
Total fixed charges                             1,142.2    1,146.0
                                               --------   --------
Total earnings as defined                      $1,858.4   $1,719.5
                                               ========   ========
Ratio of earnings to fixed charges                 1.63       1.50
                                               ========   ========
Preferred stock dividends <F3>                 $   13.7   $   19.2
                                               ========   ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends                    1.61       1.48
                                               ========   ========

<F1>  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2>  Represents one-third of rentals, which approximates the portion representing interest.

<F3>  Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.5 and 34.6 percent for the nine months ended September 30, 1997 and 1996, respectively.